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                   AMERICAN SOFTWARE, INC. AND SUBSIDIARIES
            Statement re: computation of Per Share Earnings (Loss)

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


                                                   Three Months Ended
                                                -----------------------
                                                       July 31,
                                                -----------------------
                                                   1995          1994
                                                ----------    ----------

Common stock:
  Weighted average common shares outstanding
     Class A shares                             17,423,061    17,458,445
     Class B shares                              4,840,489     4,840,489
                                                ----------    ----------
                                                22,263,550    22,298,934

  Dilutive effect of outstanding Class A
     common stock options (as determined by
     the application of the treasury stock
     method using the average market price
     for the period)                             1,127,669             -
                                                ----------    ----------

          Totals                                23,391,219    22,298,934
                                                ==========    ==========

Net earnings (loss)                          $     367,962  $ (2,967,007)
                                              ============   ===========

Net earnings (loss) per common and common
    equivalent share                         $        .02   $       (.13)
                                             ============   ============

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